UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 14, 2015

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 14, 2015, Authentidate Holding Corp. (the “Company”) entered into agreements with the holders of outstanding promissory notes in the aggregate principal amount of $1,450,000 that were due on August 14, 2015 (the “Prior Notes”) in order to further extend the maturity date of the Prior Notes to August 28, 2015. No other terms of the Prior Notes were modified. The holders of the Prior Notes are Lazarus Investment Partners LLLP, which is the beneficial owner of approximately 29.4% of the Company’s common stock and which holds a Prior Note in the principal amount of $500,000, and an entity controlled by Douglas B. Luce, the brother of J. David Luce, a member of the Board of Directors of the Company, which holds a Prior Note in the principal amount of $950,000. In addition, the Company intends to continue holding further discussions with the holders of the Prior Notes regarding a further extension of the maturity of these obligations.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of August 18, 2015, the Company entered into an agreement with Ian C. Bonnet, its Chief Executive Officer and President, amending his employment agreement in order to provide for a one month extension of the original expiration date of the employment agreement. Our employment agreement with Mr. Bonnet would have expired August 18, 2015 without this extension. We are currently in the process of considering a new employment agreement for our Chief Executive Officer. No assurances can be given, however, that we will reach an agreement with our Chief Executive Officer concerning our employment relationship with him.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ Ian C. Bonnet
Name:	Ian C. Bonnet
Title:	Chief Executive Officer

Date: August 20, 2015

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